Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231642, 333-40012, 333-114718, 333-156569, 333-171004, 333-192040, and 333-211020), Form S-3 (No. 333-253565) and Form S-4 (No. 333-74745) of Unisys Corporation of our report dated February 22, 2022, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is November 23, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2022